                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                     OMB NUMBER:                    3235-0360

                     EXPIRES:                   JULY 31, 1994

                     ESTIMATED AVERAGE BURDEN
                     HOURS PER RESPONSE               ...0.05
                    -----------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-7607                                                                                       September 2, 1999
-----------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        AL                    AK                   AZ                    AR                    CA                     CO
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        CT                    DE                   DC                    FL                    GA                     HI
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        ID                    IL                   IN                    IA                    KS                     KY
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        LA                    ME                   MD                    MA                    MI                     MN
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        MS                    MO                   MT                    NE                    NV                     NH
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        NJ                    NM                   NY                    NC                    ND                     OH
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        OK                    OR                   PA                    RI                    SC                     SD
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        TN                    TX                   UT                    VT                    VA                     WA
        --------------------- -------------------- --------------------- ----------------------------------------------------------
        WV                    WI                   WY                    PUERTO RICO
        ---------------------------------------------------------------------------------------------------------------------------
        Other (specify):
        ---------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Universal Funds, Inc. - International Magnum Portfolio
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
-----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                       MORGAN STANLEY UNIVERSAL FUNDS, INC.


                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940
            --------------------------------------------------------


We, as members of management of International Magnum Portfolio, Global Equity Portfolio, Asian Equity Portfolio, Emerging Markets Equity Portfolio, Emerging Markets Debt Portfolio (five portfolios constituting the Morgan Stanley Universal Fund, Inc.) (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 29, 1997.

Based on this evaluation, we assert that the Funds were in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of August 29, 1997 with respect to securities and similar investments reflected in the investment account of the Funds.

Morgan Stanley Universal Funds, Inc.




----------------------------------------
Michael F. Klein, Director and President



----------------------------------------
Joseph P. Stadler, Vice President



Date:  September 2, 1999

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                     OMB NUMBER:                    3235-0360

                     EXPIRES:                   JULY 31, 1994

                     ESTIMATED AVERAGE BURDEN
                     HOURS PER RESPONSE               ...0.05
                    -----------------------------------------


----------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                                         Date examination completed:
811-7607                                                                                       September 2, 1999
----------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        AL                    AK                   AZ                    AR                    CA                     CO
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        CT                    DE                   DC                    FL                    GA                     HI
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        ID                    IL                   IN                    IA                    KS                     KY
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        LA                    ME                   MD                    MA                    MI                     MN
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        MS                    MO                   MT                    NE                    NV                     NH
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        NJ                    NM                   NY                    NC                    ND                     OH
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        OK                    OR                   PA                    RI                    SC                     SD
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        TN                    TX                   UT                    VT                    VA                     WA
        --------------------- -------------------- --------------------- ---------------------------------------------------------
        WV                    WI                   WY                    PUERTO RICO
        --------------------------------------------------------------------------------------------------------------------------
        Other (specify):
        --------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Universal Funds, Inc. - Global Equity Portfolio
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                     OMB NUMBER:                    3235-0360

                     EXPIRES:                   JULY 31, 1994

                     ESTIMATED AVERAGE BURDEN
                     HOURS PER RESPONSE               ...0.05
                    -----------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-7607                                                                                       September 2, 1999
----------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        AL                    AK                   AZ                    AR                    CA                     CO
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        CT                    DE                   DC                    FL                    GA                     HI
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        ID                    IL                   IN                    IA                    KS                     KY
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        LA                    ME                   MD                    MA                    MI                     MN
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        MS                    MO                   MT                    NE                    NV                     NH
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        NJ                    NM                   NY                    NC                    ND                     OH
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        OK                    OR                   PA                    RI                    SC                     SD
        --------------------- -------------------- --------------------- --------------------- ---------------------- ------------
        TN                    TX                   UT                    VT                    VA                     WA
        --------------------- -------------------- --------------------- ---------------------------------------------------------
        WV                    WI                   WY                    PUERTO RICO
        --------------------------------------------------------------------------------------------------------------------------
        Other (specify):
        --------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Universal Funds, Inc. - Asian Equity Portfolio
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                     OMB NUMBER:                    3235-0360

                     EXPIRES:                   JULY 31, 1994

                     ESTIMATED AVERAGE BURDEN
                     HOURS PER RESPONSE               ...0.05
                    -----------------------------------------


---------------------------------------------------------------------------------------------- ------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-7607                                                                                       September 2, 1999
-----------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        AL                    AK                   AZ                    AR                    CA                     CO
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        CT                    DE                   DC                    FL                    GA                     HI
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        ID                    IL                   IN                    IA                    KS                     KY
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        LA                    ME                   MD                    MA                    MI                     MN
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        MS                    MO                   MT                    NE                    NV                     NH
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        NJ                    NM                   NY                    NC                    ND                     OH
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        OK                    OR                   PA                    RI                    SC                     SD
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        TN                    TX                   UT                    VT                    VA                     WA
        --------------------- -------------------- --------------------- ----------------------------------------------------------
        WV                    WI                   WY                    PUERTO RICO
        ---------------------------------------------------------------------------------------------------------------------------
        Other (specify):
        ---------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Universal Funds, Inc. - Emerging Markets Equity Portfolio
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
-----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                     OMB NUMBER:                    3235-0360

                     EXPIRES:                   JULY 31, 1994

                     ESTIMATED AVERAGE BURDEN
                     HOURS PER RESPONSE               ...0.05
                    -----------------------------------------


---------------------------------------------------------------------------------------------- ------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-7607                                                                                       September 2, 1999
-----------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        AL                    AK                   AZ                    AR                    CA                     CO
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        CT                    DE                   DC                    FL                    GA                     HI
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        ID                    IL                   IN                    IA                    KS                     KY
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        LA                    ME                   MD                    MA                    MI                     MN
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        MS                    MO                   MT                    NE                    NV                     NH
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        NJ                    NM                   NY                    NC                    ND                     OH
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        OK                    OR                   PA                    RI                    SC                     SD
        --------------------- -------------------- --------------------- --------------------- ---------------------- -------------
        TN                    TX                   UT                    VT                    VA                     WA
        --------------------- -------------------- --------------------- ----------------------------------------------------------
        WV                    WI                   WY                    PUERTO RICO
        ---------------------------------------------------------------------------------------------------------------------------
        Other (specify):
        --------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Universal Funds, Inc. - Emerging Markets Debt Portfolio
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Morgan Stanley Universal Funds, Inc.



We have examined management's assertion about the Asian Equity Portfolio, Emerging Markets Equity Portfolio, Global Equity Portfolio, International Magnum Portfolio and Emerging Markets Debt Portfolio's (each a portfolio of Morgan Stanley Universal Funds, Inc.) (the "Fund") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of August 29, 1997 included in the accompanying "Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940". Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 29, 1997, and the period from March 21, 1997 through August 29, 1997, with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:

- Count and inspection of all securities and similar investments located in the vault of Morgan Stanley Trust Company (MSTC), Bombay and all loan agreements and loan participation agreements held at Morgan Stanley Dean Witter Investment Management Inc. at 1221 Avenue of the Americas, New York, NY 10020.

- Confirmation of securities owned by the Fund and in the control of "MSTC" with the sub-custodians and depository institutions, who, we were informed by management, are not affiliated with the Fund or MSTC. It was not possible to physically inspect or perform other procedures directed to the Fund's securities, because they are maintained by the various sub-custodians under an omnibus nominee account for all of MSTC's custodial customers;

To the Board of Directors of
Morgan Stanley Universal Funds, Inc.

- Confirmation or performance of alternative procedures for all securities and similar investments out for transfers with brokers, and/or transfer agents;

- Reconciliation of confirmation results as to all such securities and similar investments to the books and records of the Fund and MSTC;

- Agreement to trade confirmations of 47 security and/or investment purchases and 35 security and/or investment sales or maturities since our last examination from the books and records of the 35 Morgan Stanley Dean Witter Investment Management Inc. and the 6 Miller Anderson & Sherrerd, LLP sponsored investment funds requiring an examination by independent accountants under Rule 17f-2. Each of the funds is under the same accounting and custody control systems.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that Morgan Stanley Universal Funds, Inc. were in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of August 29, 1997 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Morgan Stanley Universal Funds, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.




September 2, 1999